UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2004

ENDOCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27212	33-0618093
(Commission File Number)	(IRS Employer Identification No.)

201 Technology Drive, Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 450-5400
(Registrant's telephone number, including area code)

ITEM 5.     OTHER EVENTS

Settlement of BioLife Litigation.

       As previously reported, on November 26, 2002, BioLife filed an action against us in the Delaware Court of Chancery seeking damages for alleged breaches of contract stemming from our acquisition, pursuant to an asset purchase agreement dated May 28, 2002, of the tangible and intangible assets related to BioLife's cryosurgical business. In the action, styled as BioLife Solutions, Inc. v. Endocare, Inc., Del. Ch., C.A. No. 20057-NC, BioLife alleged that we failed to timely register 120,022 shares of our common stock that were provided to BioLife in connection with the asset purchase agreement, in violation of a registration rights agreement relating to the shares that was executed in conjunction with the asset purchase agreement. BioLife sought damages of approximately $1.6 million. We defended the action on the grounds that our obligation to register the shares was excused for various reasons, including as a consequence of BioLife's failure to transfer assets in accordance with the asset purchase agreement. Trial on all but one of the claims in the action was held during the week of March 31, 2003. On October 1, 2003, the Delaware Court ruled in favor of BioLife, awarding BioLife $1,648,000, plus pre-judgment interest and costs (including legal fees), and requiring BioLife to surrender the 120,022 shares of our common stock to us. That ruling became an appealable final order and judgment on October 10, 2003. On February 20, 2004, we agreed with BioLife to settle all claims. As part of the settlement: we paid to BioLife $1,887,474, which represented a discount of $150,000 from the total judgment amount (including accrued interest and costs); BioLife returned to us the 120,022 shares of our common stock referred to above; and we agreed to drop our appeal.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

       (c)     Exhibits.

                 None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.

Date: March 8, 2004	By:	/s/ William J. Nydam
William J. Nydam
President & Chief Operating Officer